NEWS RELEASE

AbCellera Reports Full Year 2025 Business Results

02/24/2026

VANCOUVER, British Columbia--(BUSINESS WIRE)-- AbCellera (Nasdaq: ABCL) today announced financial results for the full year 2025. All financial information in this press release is reported in U.S. dollars, unless otherwise indicated.

“In 2025, AbCellera successfully delivered on all its corporate priorities, transitioned to a clinical-stage biotech company, and ended the year with approximately $700 million in available liquidity to execute on our strategy,” said Carl Hansen, Ph.D., founder and CEO of AbCellera. “We entered 2026 with a fully built platform, a growing pipeline with multiple potential first-in-class programs and important near-term clinical readouts, and sufficient liquidity to fund well beyond the next three years of pipeline investments.”

FY 2025 Business Summary
●Earned $75.1 million in total revenue.
●Generated a net loss of $146.4 million, compared to a net loss of $162.9 million in 2024.
●Advanced two programs, ABCL635 and ABCL575, into clinical trials:
●ABCL635 entered the Phase 2 portion of a Phase 1/2 clinical trial at the end of 2025.
●ABCL575 is progressing through a Phase 1 clinical trial.
●Advanced two development candidates, ABCL688 and ABCL386, into IND/CTA-enabling activities.
●Completed multi-year platform investments and opened clinical manufacturing facility.
●Expanded the leadership team with the appointment of Sarah Noonberg, M.D., Ph.D., as Chief Medical Officer.
●Reached a cumulative total of 104 partner-initiated program starts with downstreams.
●Reporting a cumulative total of 19 molecules to have reached the clinic.

Business Metrics

Cumulative Metrics	December 31, 2024	December 31, 2025	Change %
Partner-initiated program starts with downstreams	96	104	8%
Molecules in the clinic	16	19	19%

In 2025, AbCellera started discovery on eight additional partner-initiated programs with downstreams to reach a cumulative total of 104 partner-initiated program starts with downstreams (up from 96 on December 31, 2024). AbCellera and its partners have advanced a cumulative total of 19 molecules into the clinic (up from 16 on December 31, 2024).

Discussion of FY 2025 Financial Results
●Revenue – Total revenue was $75.1 million, compared to $28.8 million in 2024.
●Research & Development (R&D) Expenses – R&D expenses were $186.8 million, compared to $167.3 million in 2024. A greater proportion of R&D expenses are used on internal programs, including $21.0 million of specific investments in internal programs in 2025.
●Sales, General & Administrative (SG&A) Expenses – SG&A expenses were $83.2 million, compared to $85.5 million in 2024.
●Net Loss – Net loss of $146.4 million, or $(0.49) per share on a basic and diluted basis, compared to net loss of $162.9 million, or $(0.55) per share on a basic and diluted basis, in 2024.
●Liquidity – $561 million of total cash, cash equivalents, and marketable securities and approximately $135 million in available non-dilutive government funding, bringing total available liquidity to approximately $700 million to execute on AbCellera's strategy.

Q4 Highlights and Financial Results
●Initiated Phase 2 portion of ABCL635 clinical trial.
●Advanced ABCL386 into IND/CTA-enabling activities.
●Reporting the advancement of one molecule into the clinic by a partner.
●Revenue for the fourth quarter of 2025 was $44.9 million, primarily related to an upfront settlement payment from our patent litigation, representing 60% of total revenue for 2025.
●Operating expenses totaled $73.4 million in the fourth quarter, or 25% of the total for 2025, and included investments made in co-development and internal programs.
●The net loss for the fourth quarter was $8.9 million, or $(0.03) per share, on a basic and diluted basis.

Conference Call and Webcast
AbCellera will host a conference call and live webcast to discuss these results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).

The live webcast of the earnings conference call can be accessed on the Events and Presentations section of AbCellera’s Investor Relations website. A replay of the webcast will be available through the same link following the conference call.

About AbCellera Biologics Inc.
AbCellera (Nasdaq: ABCL) is a clinical-stage biotechnology company focused on discovering and developing first-in-class antibody-based medicines in the areas of endocrinology, women’s health, immunology, oncology, and more. For more information, please visit www.abcellera.com.

Definition of Business Metrics
We regularly review the following business metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate financial projections, and make strategic decisions. We believe that the following metrics are important to understand our current business. These metrics may change or may be substituted for additional or different metrics as our business develops.
Partner-initiated program starts with downstreams represent the number of unique partner-initiated programs where we stand to participate financially in downstream success for which we have commenced the discovery effort. The discovery effort commences on the later of (i) the day on which we receive sufficient reagents to start discovery of antibodies against a target and (ii) the day on which the kick-off meeting for the program is held. We view this metric as an indication of the selection and initiation of projects by our partners and the resulting potential for near-term payments. Cumulatively, partner-initiated program starts with downstream participation indicate our total opportunities to earn downstream revenue from milestone fees and royalties (or royalty equivalents) in the mid- to long-term.
Molecules in the clinic represent the count of unique molecules for which an Investigational New Drug, or IND, New Animal Drug, or equivalent under other regulatory regimes, application has reached "open" status or has otherwise been approved based on an antibody that was discovered either by us or by a partner using licensed AbCellera technology. Where the date of such application approval is not known to us, the date of the first public announcement of a clinical trial will be used for the purpose of this metric. We view this metric as an indication of our near- and mid-term potential revenue from milestone fees and potential royalty payments in the long term.

AbCellera Forward-Looking Statements
This press release contains forward-looking statements, including statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. All statements contained in this release other than statements of historical fact are forward-looking statements, including statements regarding our ability to develop, commercialize and achieve market acceptance of our current and planned products and services, our research and development efforts, and other matters regarding our business strategies, use of capital, results of operations and financial position, and plans and objectives for future operations.

In some cases, you can identify forward-looking statements by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors are described under “Risk Factors,” “Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the Securities and Exchange Commission from time to time. We caution you that forward-looking statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. As a result, the forward-looking statements may not prove to be accurate. The forward-looking statements in this press release represent our views as of the date hereof. We undertake no obligation to update any forward-looking statements for any reason, except as required by law.

AbCellera Biologics Inc.
Consolidated Statements of Loss and Comprehensive Loss
(All figures in U.S. dollars. Amounts are expressed in thousands except share and per share data.)

	Year ended December 31,
	2023	2024	2025
Revenue:
Research fees	$35,556	$26,284	$27,208
Milestone payments	1,500	1,500	1,000
Licensing and royalty revenue	969	1,049	46,920
Total revenue	38,025	28,833	75,128
Operating expenses:
Research and development(1)	175,658	167,259	186,829
Sales, general, and administrative(1)	75,179	85,490	83,231
Depreciation, amortization, and impairment	24,395	90,850	22,171
Total operating expenses	275,232	343,599	292,231
Loss from operations	(237,207)	(314,766)	(217,103)
Other (income) expense:
Interest income	(42,247)	(38,473)	(28,329)
Grants and incentives	(14,155)	(13,620)	(13,890)
Other	(6,776)	(62,278)	2,711
Total other income	(63,178)	(114,371)	(39,508)
Loss before income tax	(174,029)	(200,395)	(177,595)
Income tax recovery	(27,631)	(37,538)	(31,183)
Net loss	$(146,398)	$(162,857)	$(146,412)
Foreign currency translation adjustment	(329)	(2,658)	144
Comprehensive loss	$(146,727)	$(165,515)	$(146,268)

Net loss per share
Basic	$(0.51)	$(0.55)	$(0.49)
Diluted	$(0.51)	$(0.55)	$(0.49)
Weighted-average common shares outstanding
Basic	289,166,486	294,327,532	298,707,082
Diluted	289,166,486	294,327,532	298,707,082

(1) Exclusive of depreciation, amortization, and impairment

AbCellera Biologics Inc.
Consolidated Balance Sheets
(All figures in U.S. dollars. Amounts are expressed in thousands except share data.)

	December 31, 2024	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$156,325	$128,513
Marketable securities	469,289	405,313
Total cash, cash equivalents, and marketable securities	625,614	533,826
Accounts and accrued receivable	33,616	58,293
Restricted cash	25,000	25,000
Other current assets	67,140	111,113
Total current assets	751,370	728,232
Long-term assets:
Property and equipment, net	340,429	428,003
Intangible assets, net	42,113	38,381
Goodwill	47,806	47,806
Investments in equity accounted investees	82,297	62,580
Other long-term assets	96,538	51,948
Total long-term assets	609,183	628,718
Total assets	$1,360,553	$1,356,950
Liabilities and shareholders' equity
Current liabilities:
Accounts payable and other current liabilities	$55,004	$50,781
Contingent consideration payable	8,087	—
Deferred revenue	13,521	13,526
Total current liabilities	76,612	64,307
Long-term liabilities:
Operating lease liability	60,743	137,403
Deferred government contributions	149,893	174,453
Deferred tax liability	10,052	9,115
Other long-term liabilities	7,169	4,768
Total long-term liabilities	227,857	325,739
Total liabilities	304,469	390,046
Commitments and contingencies
Shareholders' equity:
Common shares: no par value, unlimited authorized shares at December 31, 2024 and December 31, 2025: 295,757,002 and 300,600,710 shares issued and outstanding at December 31, 2024 and December 31, 2025, respectively	777,171	802,341
Additional paid-in capital	166,361	198,279
Accumulated other comprehensive loss	(4,378)	(4,234)
Accumulated earnings (deficit)	116,930	(29,482)
Total shareholders' equity	1,056,084	966,904
Total liabilities and shareholders' equity	$1,360,553	$1,356,950

AbCellera Biologics Inc.
Consolidated Statement of Cash Flows
(Expressed in thousands of U.S. dollars.)

	December 31, 2023	December 31, 2024	December 31, 2025
Cash flows from operating activities:
Net loss	$(146,398)	$(162,857)	$(146,412)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	12,758	12,537	18,439
Amortization and impairment of intangible assets	11,637	78,312	3,732
Amortization of operating lease right-of-use assets	6,499	6,149	6,650
Stock-based compensation	64,183	67,581	55,792
Fair value (gain) loss on contingent consideration and investments	(8,018)	(64,727)	4,529
Other	2,237	(19,708)	(3,331)
Changes in operating assets and liabilities:
Research fees and grants receivable	(45,933)	(75,119)	(55,623)
Income taxes (payable) receivable	30,464	6,651	(29,843)
Accounts payable and accrued liabilities	(15,104)	10,635	3,457
Deferred revenue	(13,976)	(7,931)	(2,195)
Deferred grant income	39,521	33,967	(3,638)
Other assets	18,253	5,954	17,148
Net cash used in operating activities	(43,877)	(108,556)	(131,295)
Cash flows from investing activities:
Purchases of property and equipment	(76,947)	(78,396)	(42,772)
Purchase of marketable securities	(1,021,510)	(765,086)	(436,044)
Proceeds from marketable securities	910,937	937,882	506,072
Receipt of grant funding	25,311	35,708	21,343
Distribution from equity accounted investees	—	—	30,113
Investment in and loans to equity accounted investees	(13,690)	(19,626)	(7,137)
Proceeds from repayment of loan from joint venture partner	—	—	33,268
Long-term investments and other assets	(45,209)	10,927	(17,093)
Net cash provided by (used in) investing activities	(221,108)	121,409	87,750
Cash flows from financing activities:
Payment of liability for in-licensing agreement and other	(1,234)	(729)	(15,649)
Proceeds from long-term liabilities and other	11,590	13,498	29,731
Net cash provided by financing activities	10,356	12,769	14,082
Effect of exchange rate changes on cash and cash equivalents	589	(2,617)	1,097
Increase (decrease) in cash and cash equivalents	(254,040)	23,005	(28,366)
Cash and cash equivalents and restricted cash, beginning of period	414,650	160,610	183,615
Cash and cash equivalents and restricted cash, end of period	$160,610	$183,615	$155,249
Restricted cash included in other assets	2,290	2,290	1,736
Total cash, cash equivalents, and restricted cash shown on the balance sheet	$158,320	$181,325	$153,513
Supplemental disclosure of non-cash investing and financing activities
Property and equipment in accounts payable	13,625	12,767	1,995
Right-of-use assets obtained in exchange for operating lease obligation	1,199	1,898	76,118

Inquiries
Media: Tiffany Chiu; media@abcellera.com, +1(236)521-6774
Partnering: Murray McCutcheon, Ph.D.; partnering@abcellera.com, +1(604)559-9005
Investor Relations: Peter Ahn; ir@abcellera.com, +1(778)729-9116

Source: AbCellera Biologics Inc.